Exhibit 99.1

Greene County Bancshares, Inc. Completes Trust Preferred Offering

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--Sept. 25, 2003--Greene County Bancshares, Inc. (NASDAQ/NM:GCBS) today announced that it has completed a $10,000,000 trust preferred securities offering, as part of a privately placed pool. The securities, due in 2033, bear interest at a floating rate of 2.85% above the three-month LIBOR rate, reset quarterly, and are callable in five years without penalty. The Company expects the capital raised from the offering will qualify as Tier I capital for regulatory purposes.
    Greene County Bancshares intends to use the proceeds of the offering to support its pending merger with Independent Bankshares Corporation. That transaction is expected to be completed in the fourth quarter, subject to regulatory approval, the approval of IBC shareholders, and other customary conditions.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities. The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
    This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.
    Greene County Bancshares, Inc., with total assets of approximately $909 million, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee, one branch in Western North Carolina, a trust services office in Lebanon, Tennessee, and one loan production office in Bristol, Virginia. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in Wilson County, Tennessee as President's Trust, and in the City of Bristol, Virginia as First Bristol Loans. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

    CONTACT: Greene County Bancshares, Inc., Greeneville
             William F. Richmond, 423-787-1211